  EXHIBIT 99.1

ZIVO Bioscience Names Chairman John B. Payne as President and CEO

KEEGO HARBOR, Mich., (January 10, 2022) – ZIVO Bioscience, Inc. (NASDAQ: ZIVO) (“ZIVO” or the “Company”), a biotech/agtech R&D company engaged in the development and commercialization of therapeutic, medicinal and nutritional product candidates derived from proprietary algal cultures, announces that Chairman of the Board John B. Payne has been named President and Chief Executive Officer of the Company.  Mr. Payne succeeds Andrew A. Dahl.

“I am honored to assume the executive leadership of ZIVO Biosciences and expect a seamless transition owing to my 8-1/2 years serving on the Company’s Board of Directors,” said Mr. Payne.  “2021 was a year of tremendous progress for our company, and we are proud of the steps we have taken to make inroads on the biotech front, to continue developing our algae technology, to build out the ZIVO management team and to complete our up-listing to the Nasdaq Capital Market.  The ZIVO Board and management team remain focused on the targeted development of both our biotech and agtech business segments, and making progress toward the achievement of revenue.”

Speaking on behalf of the ZIVO Board of Directors, Christopher Maggiore said, “We are extremely fortunate to have an executive of John’s caliber agree to assume these executive leadership roles.  His business acumen and his track record in building and managing growth businesses are the exact skills ZIVO needs at this time.  With today’s announcement, we renew our commitment to shareholder transparency as we advance and refine ZIVO’s business plan.”

Mr. Payne has served as a member of the ZIVO Board of Directors since July 2013 and as Chairman since December 2019.  Mr. Payne was the founder of Compassion-First Pet Hospitals, and served as President and CEO from 2014 until 2020.  Compassion-First Pet Hospitals, now NVA Compassion-First, is a family of specialty and emergency veterinary hospitals located throughout the United States that is dedicated to changing the veterinary landscape and elevating patient outcomes.  Mr. Payne currently serves as Vice Chairman of National Veterinary Associates, with which Compassion-First Pet Hospitals combined.  Prior to founding Compassion-First, Mr. Payne served as a member of the Global Leadership Team for Mars Pet Care.  He also served as President and CEO of Banfield Pet Hospitals and as President and General Manager of Bayer Healthcare’s North American Animal Health Division.

Mr. Payne currently serves as Chairman of the Board for American Humane and as Vice Chairman of the Board of Regents at Ross University School of Medicine and School of Veterinary Medicine. He served on the Board of Directors of Nexvet, a bioscience company located in Dublin, Ireland, through the company’s acquisition by Zoetis in 2018.

About ZIVO Bioscience, Inc.

ZIVO Bioscience is a biotech/agtech company engaged in the investigation of the health and nutritional benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on the general benefits of autoimmune and inflammatory response modulation. Please visit www.zivobioscience.com for more information.

Forward Looking Statements

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although ZIVO believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our products will not perform as expected based on results of our pre-clinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the results of clinical trials, our ability to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and ZIVO undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

Contacts:

ZIVO Bioscience, Inc.

Keith Marchiando, Chief Financial Officer

(248) 452-9866 x 130

kmarchiando@zivobioscience.com

LHA Investor Relations

Tirth T. Patel

(212) 201-6614

tpatel@lhai.com

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